Filed pursuant to Rule 424(b)(3)
Registration File No. 333-115695

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 13, 2004)

$300,000,000

2 1⁄2% Convertible Notes due 2009

      This prospectus supplement relates to resales of our 2 1⁄2% Convertible Notes due 2009 issued in private offerings and 68,027,220 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in the prospectus to which this prospectus supplement refers.

      This prospectus supplement to our prospectus dated August 13, 2004 contains additional information about the selling securityholders.

      You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.

      Investing in the securities offered in the prospectus involves risk. See “Risk Factors” beginning on page 4 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

      The date of this Prospectus Supplement is October 29, 2004

      As used in this prospectus supplement, the terms “Sirius,” “company,” “we,” “our,” “ours,” and “us” refer to Sirius Satellite Radio Inc., except where the context otherwise requires or as otherwise indicated. When we refer to “common stock” throughout this prospectus supplement, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

      You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

      Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the SEC. This prospectus supplement incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement. Incorporated documents are considered part of this prospectus supplement, and we can disclose the important information to you by referring you to those documents.

      We incorporate by reference the documents listed below (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	our Current Reports on Form 8-K dated January 15, 2004, January 27, 2004, January 28, 2004, February 12, 2004, April 6, 2004, April 21, 2004, June 30, 2004, July 21, 2004, October 6, 2004, October 13, 2004 and October 27, 2004; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

      We also incorporate by reference all documents to the extent they have been filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) after the date of this prospectus supplement and until such time as the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes. Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents.

      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100

      The information appearing under the section entitled “Selling Securityholders” in the prospectus is amended and restated by the infomation appearing below.

SELLING SECURITYHOLDERS

      The notes were originally issued to Morgan Stanley & Co. Incorporated, as initial purchaser, in private offerings on February 20, 2004 and March 31, 2004. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus supplement any or all of the notes and the common stock into which the notes are convertible.

      The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus supplement. None of the selling securityholders has had within the past three years any material relationship with us or any of our affiliates.

      We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before October 21, 2004. Because the selling securityholders may offer, pursuant to this prospectus supplement, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)

AG Domestic Convertibles, L.P.	$4,500,000	1.50%	1,020,408.3000	*
AG Offshore Convertibles, Ltd.	$10,500,000	3.50%	2,380,952.7000	*
Aristeia International Limited	$9,610,000	3.20%	2,179,138.6140	*
Aristeia Trading LLC	$1,890,000	*	428,571.4860	*
Canyon Capital Arbitrage Master Fund, Ltd.	$4,800,000	1.60%	1,088,435.5200	*
Canyon Value Realization Fund, L.P.	$2,400,000	*	544,217.7600	*
Canyon Value Realization Mac 18, Ltd. (RMF)	$960,000	*	217,687.1040	*

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Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)
Context Convertible Arbitrage Fund, L.P.	$4,700,000	1.57%	1,065,759.7800	*
Context Convertible Arbitrage Offshore, LTD	$10,900,000	3.63%	2,471,655.6600	*
DBAG London	$1,434,000	*	325,170.1116	*
Deutsche Bank Securities Inc.	$6,020,000	2.01%	1,365,079.5480	*
DKR Saturn Event Driven Holding Fund Ltd.	$15,750,000	5.25%	3,571,429.0500	*
DKR Saturn Holding Fund Ltd.	$15,750,000	5.25%	3,571,429.0500	*
DKR SoundShore Strategic Holding Fund Ltd.	$2,500,000	*	566,893.5000	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	$4,000,000	1.33%	907,029.6000	*
Goldman Sachs & Co.	$5,000,000	1.67%	1,133,787.0000	*
Grace Convertible Arbitrage Fund, Ltd.	$6,500,000	2.17%	1,473,923.1000	*
Hamilton Multi-Strategy Master Fund, LP	$8,853,000	2.95%	2,007,483.2622	*
Harbert Convertible Arbitrage Master Fund, Ltd.	$23,000,000	7.67%	5,215,420.2000	*
Harbert Convertible Arbitrage Master Fund II, Ltd.	$2,500,000	*	566,893.5000	*
Hourglass Master Fund, Ltd.	$7,650,000	2.55%	1,734,694.1100	*
JMG Capital Partners, L.P.	$1,500,000	*	340,136.1000	*
JMG Triton Offshore Fund, Ltd.	$36,200,000	12.07%	8,208,617.8800	*
J.P. Morgan Securities Inc.	$5,000,000	1.67%	1,133,787.0000	*
LDG Limited	$316,000	*	71,655.3384	*
Lehman Brothers, Inc.	$7,000,000	2.33%	1,587,301.8000	*
Lexington Vantage Fund c/o TQA Investors, LLC	$75,000	*	17,006.8050	*
Lighthouse Multi-Strategy Master Fund LP	$25,000	*	5,668.9350	*
Lyxor/Context Fund LTD	$1,600,000	*	362,811.8400	*
Lyxor/Quest Fund Ltd	$125,000	*	28,344.6750	*
ManMAC 2 Limited	$8,147,000	2.72%	1,847,392.5378	*
Mainstay Convertible Fund	$890,000	*	201,814.0860	*
Morgan Stanley & Co. Incorporated	$44,975,000	14.99%	10,198,414.0650	*
National Bank of Canada	$1,200,000	*	272,108.8800	*
New York Life Insurance Company (Post 82)	$1,665,000	*	377,551.0710	*
New York Life Insurance Company (Pre 82)	$755,000	*	171,201.8370	*

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Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered		Percentage of Notes Outstanding		Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)
Nisswa Master Fund Ltd.	$10,500,000		3.50%		2,380,952.7000	*
Quest Global Convertible Fund Ltd.	$350,000		*		79,365.0900	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$6,500,000		2.17%		1,473,923.1000	*
Ritchie Beech Trading, Ltd.	$1,350,000		*		306,122.4900	*
Royal Bank of Canada (Norshield)	$1,000,000		*		226,757.4000	*
SG Americas Securities, LLC	$2,000,000		*		453,514.8000	*
Sphinx Fund c/o TQA Investors, LLC	$214,000		*		48,526.0836	*
Sunrise Partners Limited Partnership	$12,000,000		4.00%		2,721,088.8000	*
The Animi Master Fund, Ltd.	$7,000,000		2.33%		1,587,301.8000	*
The Canyon Value Realization Fund (Cayman), Ltd.	$6,410,000		2.14%		1,453,514.9340	*
TQA Master Fund Ltd.	$3,075,000		1.03%		697,279.0050	*
TQA Master Plus Fund Ltd.	$4,765,000		1.59%		1,080,499.0110	*
Tribeca Investments Ltd.	$8,000,000		2.67%		1,814,059.2000	*
Univest Convertible Arbitrage Fund II LTD (Norshield)	$600,000		*		136,054.4400	*
Vanguard Convertible Securities Fund, Inc.	$3,000,000		1.00%		680,272.2000	*
Wachovia Securities Intl Ltd	$11,000,000		3.67%		2,494,331.4000
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$900,000		*		204,081.6600	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$655,000		*		148,526.0970	*
Total	$300,000,000	(4)	100.00%	(4)	68,027,220.000	5.50%

*	Less than 1%.
(1)	Assumes conversion of all of the holder's notes at a conversion rate of 226.7574 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion of Notes” in the prospectus dated August 13, 2004. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion of Notes” in the prospectus dated August 13, 2004.
(2)	Calculated based on 1,236,800,145 shares of common stock outstanding as of August 6, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.
(3)	Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
(4)	The figures in this column are based on information supplied to us as of October 21, 2004 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $300,000,000 aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since neither this prospectus supplement nor the registration statement of which this prospectus supplement forms a part would be applicable to any notes after they have been publicly sold using this prospectus supplement or the registration statement of which this prospectus supplement forms a part, no more than $300,000,000 aggregate principal amount of notes could be sold using this prospectus supplement or the registration statement of which this prospectus supplement forms a part and, accordingly, the $300,000,000 total in this column represents the maximum principal amount of notes that could be sold under this prospectus supplement or the registration statement of which this prospectus supplement forms a part.